Exhibit 10.2

AMENDMENT TO THE
IPG PHOTONICS CORPORATION 2006 INCENTIVE COMPENSATION PLAN
(As Amended August 20, 2014)
Whereas, IPG Photonics Corporation, a Delaware corporation having an office at 50 Old Webster Road, Oxford, MA 01540 (the “Company”), has established and maintains the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended (the “Plan”); and
Whereas, the Company has previously amended the Plan, including an amendment and restatement of the Plan effective February 27, 2013, and now considers it desirable to further amend the Plan;
Now, Therefore, pursuant to the power reserved to the Company by Section 16.2 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company’s Board of Directors, the Plan, as previously amended, be and is hereby further amended, effective as of June 1, 2014, in the following particulars:
1.By adding the following new paragraph to Section 4.3 of the Plan, as the last paragraph thereof:
“Notwithstanding the foregoing, in no event will the Committee be permitted to (i) reduce the Exercise Price of or otherwise reprice any outstanding Stock Option, Stock Award, Stock Unit, or SAR, (ii) exchange or replace an outstanding Stock Option, Stock Award, Stock Unit, or SAR with a new Stock Option, Stock Award, Stock Unit, or SAR with a lower Exercise Price, except pursuant to Section 5.2, or (iii) cancel a Stock Option, Stock Award, Stock Unit or SAR in exchange for cash or other Awards.”
2.By substituting the following two sentences for the third and fourth sentences of Section 5.1 of the Plan:
“Any shares of Common Stock underlying an Award under the Plan or the Prior Plan that expire without being exercised, or are forfeited or cancelled without a distribution to the Participant of Common Stock, cash, or other benefit in lieu of Common Stock shall again be available under the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not be deemed available for Awards under the Plan: (i) shares of Common Stock tendered by Participants as full or partial payment to the Company upon exercise of Stock Options granted under the Plan; (ii) shares of Common Stock reserved for issuance upon the grant of SARs, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise of the SARs; (iii) shares of Common Stock not delivered to the Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., ‘net exercised’); and (iv) shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Restricted Stock Award or the exercise of Stock Options or SARs granted under the Plan or upon any other payment or issuance of shares of Common Stock under the Plan.”
3.By substituting the following sentence for the first sentence of Section 16.3 of the Plan:

“The Committee may amend or modify any Award Agreement at any time by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein; provided, that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution or replacement will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant's written consent, (ii) any such amendment, modification, extension, cancellation, renewal exchange, substitution, or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to (A) reduce the Exercise Price of any outstanding Stock Option, Stock Award, Stock Unit or SAR, (B) exchange or replace an outstanding Stock Option, Stock Award, Stock Unit or SAR with a new Stock Option, Stock Award, Stock Unit or SAR with a lower Exercise Price, except pursuant to Section 5.2, or (C) cancel a Stock Option, Stock Award, Stock Unit or SAR in exchange for cash or other Awards.”